Exhibit (14)(ee)

ARGA Investment Management, LP
Code of Ethics

Revised: December 2019

For Internal Use Only

Contents
PURPOSE	4
DEFINITIONS	5
STANDARDS OF BUSINESS CONDUCT	8
COMPLIANCE WITH LAWS AND REGULATIONS	8
CONFLICTS OF INTEREST	8
Identifying and Responding to Conflicts of Interest	9
Favoring the Interests of One Client over Another	9
Competing with Client Trades	9
Other Conflicts of Interest	10
CONFIDENTIALITY	10
Confidentiality of Client Transactions and Client-Related Information	10
Disclosure of Fund Portfolio Holdings and ARGA’s Proprietary Information	10
INSIDER TRADING	10
Who is an Insider?	11
ARGA’s Policy on Insider Trading	12
Contacts with Public Companies	12
Controls	13
Penalties for Insider Trading	14
PERSONAL BROKERAGE ACCOUNTS AND PERSONAL SECURITIES TRANSACTIONS	14
Reporting	15
Exceptions to the Quarterly Reporting Requirement	15
What is a Reportable Security?	16
Pre-Clearance of Personal Securities Transactions is Required	17
Transactions Which Require Pre-Approval	17
Length of Pre-Clearance	17
Prohibited Transactions	17
Watch List Security	18
Delivery of Account Statements to Code Administrator	18
GIFTS AND ENTERTAINMENT	18
Solicitation of Gifts/Entertainment is Prohibited	19
Cash is Prohibited	19
Gifts—$100 Limit	19
Discounts as Gifts	20
Entertainment	20
Reporting Gifts and Entertainment	20
OUTSIDE BUSINESS ACTIVITIES	20
Pre-clearance Requirement	21
Reporting Requirements	21
POLITICAL CONTRIBUTIONS / BRIBERY	22
Two-Year Ban—Strict Liability	22
Who is a “Covered Associate”?	23
Who is a “Public Official”?	23
Contribution Defined	23
Government Entity Defined	24
Exceptions for De Minimis Contributions by Covered Associates	24
ARGA’s Policy on Political Contributions	24
U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”)	25
Recordkeeping Requirements	25
Compliance Measures	25
WHISTLEBLOWER REPORTING AND PROCEDURES	26
Procedure for Submitting Complaint	26
Treatment of Complaints after Submission	26
Determining the Status of Your Complaint	26

Confidentiality/Anonymity		26
No Retaliation Permitted		26
CODE ACKNOWLEDGMENT/ANNUAL DISCIPLINARY QUESTIONNAIRE		26
DUTIES OF THE CODE ADMINISTRATOR		27
RECORDKEEPING		27
PENALTIES AND SANCTIONS		28
CODE OF ETHICS-ACKNOWLEDGMENT AND CERTIFICATION 2019		29
CODE OF ETHICS-DISCIPLINARY QUESTIONNAIRE 2019		30
REPORTING FORMS		35
Exhibit A.	Outside Business Activity Forms	35
Exhibit B.	Employee Complaint Form	35
Exhibit C.	Political Contribution Reporting Forms	35
Exhibit D.	Personal Accounts/Securities Transactions Reporting Forms	35

Purpose

As a registered investment adviser, ARGA Investment Management, LP (“ARGA”) owes a fiduciary responsibility to its clients, including the private investment funds and other accounts for which ARGA serves as an advisor or sub-adviser (collectively, “Clients” unless noted otherwise). This fiduciary duty mandates adherence to the highest standards of conduct and integrity and is the core underlying principle of ARGA’s Code of Ethics (the “Code”), which underscores the fundamental principles of openness, honesty and trust.

All employees are expected to adhere to the high ethical standards associated with our fiduciary duty, specifically:

•                  The duty of care and utmost good faith with respect to each Client,

•                  The duty to act in the best interest of Clients, ahead of their own,

•                  The duty to treat all Clients fairly, and

•                  The duty to maintain the confidentiality of Client information and providing Clients full and fair disclosure of all material facts, including actual or potential conflicts of interest.

The Code is primarily designed to establish standards of appropriate conduct and procedures to detect and prevent activities by employees who may use their knowledge regarding the holdings and investment intentions of ARGA’s Clients in a manner that may constitute an abuse of their fiduciary duties, and otherwise to deal with conflict of interest situations addressed by Rule 17j-1 of the Investment Company Act and Rule 204A-1 of the Investment Advisers Act of 1940.

Although the Code is intended to provide employees with guidance and certainty as to whether or not certain actions or practices are permissible, it does not cover every issue an employee may face. ARGA maintains other compliance policies and procedures, including a separate Code of Conduct and a Compliance Manual, covering activities which may apply more directly to an employee’s specific responsibilities. Nevertheless, this Code should be viewed as a guide for each employee with respect to how we must jointly conduct our business to live up to our guiding tenet that the interests of our Clients should always come first and that all business dealings must adhere both to the letter and the spirit of applicable laws and regulations.

This Code is distributed to all employees (including employees on leave of absence) annually or more frequently upon material changes. Any employee that discovers violations of the Code must immediately report such violations to ARGA’s Chief Compliance Officer, who serves as the Code Administrator.

Every employee is expected to fully understand and adhere to the policies and procedures set forth in this Code. This requirement extends to an employee who may be on a temporary leave of absence, regardless of the duration of the leave. On an annual basis, and at such other times as the Code Administrator may deem necessary or appropriate, all employees must acknowledge in writing that they have read and understood the provisions of the Code, have complied with its provisions, and have reported all personal securities transactions as required. Additionally, all employees are required to complete an Annual Disciplinary Questionnaire covering topics such as criminal history and civil judicial actions, among other things. All employees have an obligation to provide notice to the Code Administrator, on a timely basis, if there is a change to their duties, responsibilities or title which affects their reporting status under this Code.

This Code applies to all ARGA employees, including all employees of ARGA Investment Management India (Private) Limited as well as employees in any other ARGA office location.

If you have any questions about this Code, please discuss them with the Code Administrator to ensure that you remain in compliance at all times. In the event any provision of this Code conflicts with any other ARGA policy or procedure, the provisions of this Code shall apply.

Definitions

Access Person (for purposes of the Code) means any supervised person (employee) who has access to nonpublic information regarding Clients’ purchase or sale of any Security.

For purposes of this Code, ARGA’s considers you an Access Person if:

•                  You are a partner, director or officer;

•                  You are a member of the Portfolio Construction Team (defined below);

•                  You work directly with a Portfolio Construction Team member or in the same department as a Portfolio Construction Team member;

•                  You are an analyst who provides information and advice to a Portfolio Construction Team member or who helps execute a Portfolio Construction Team member’s decisions; or

•                  The Code Administrator requires you to submit initial and annual personal securities holdings reports and quarterly transactions reports and brokerage account statements.

Advisory Client or Client means (unless indicated otherwise) any separate managed account client as well as the ARGA funds (commingled and single-investor vehicles), and other investment funds or portfolios for which ARGA acts as an adviser or sub-adviser.

Beneficial Interest means any interest by which an Access Person can, directly or indirectly, derive a monetary benefit from the purchase, sale or ownership of a security.

•                  An Access Person is deemed to have direct influence or control and therefore a direct beneficial interest securities and brokerage accounts owned in the name of the Access Person.

•                  An Access Person is deemed to have indirect control and influence and therefore an indirect beneficial interest in the personal securities and brokerage accounts of family members living in the same house hold as the Access Person.

•                  Family Member includes: grandparents, parents, mother-in-law or father-in-law; husband, wife or domestic partner (whether registered or unregistered under applicable law); brother, sister, brother-in-law, sister-in-law, son-in-law or daughter-in-law; children (including step and adoptive relationships); and grandchildren. In a situation in which the status of a Family Member is in question, such person will be presumed to be a Family Member for purposes of this Code. It is the employee’s burden to affirmatively prove to the Code Administrator that the other person at issue is not a Family Member within this definition.

•                  Direct or indirect influence or control includes, but is not limited to:

•                  Suggesting purchases or sales of investments to a third-party discretionary manager or to a trustee of a trust over which an Access Person, or an immediate family member living in the same household, is the grantor or beneficiary;

•                  Directing purchases or sales of such investments; or

•                  Consulting with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account.

Bitcoin is a form of digital currency that is tradable throughout the world. It is not an official currency, which means it operates without the involvement of banks or clearinghouses. Bitcoins can be transferred between individuals or between businesses to pay for goods or services. Bitcoins do have value and, as such, are subject to taxation.

Presently, there are only a few ways to obtain Bitcoins:

•                  You can purchase Bitcoins at an online exchange;

•                  You can obtain Bitcoins from an individual who has them;

•                  You can accept Bitcoins as payment; or

•                  You can earn them by supporting the process of verifying transactions in the Bitcoin system, called mining.

Bitcoin Mining is the processing of transactions in the digital currency system, in which the records of current Bitcoin transactions, known as a blocks, are added to the record of past transactions, known as the block chain.

A Bitcoin is defined by the digitally signed record of its transactions, starting with its creation. The block is an encrypted hash proof of work, created in a computer-intensive process. Miners use software that accesses their processing capacity to solve transaction-related algorithms. In return, they are awarded a certain number of Bitcoins per block. The block chain prevents attempts to spend a Bitcoin more than once—otherwise the digital currency could be counterfeited by copy and paste.

Code Administrator means the Chief Compliance Officer and is used interchangeably with Chief Compliance Officer for purposes of the Advisers Act of 1940 and this Code.

Code of Conduct is a separate set of supplementary guidelines that defines the standards to which all employees are expected to adhere during the course of their employment at, and when conducting business on behalf of, ARGA.

Cryptocurrency is a digital currency in which encryption techniques are used to regulate the generation of units of currency and verify the transfer of funds, operating independently of a central bank.

Employee means any person deemed to be an employee of ARGA Investment Management, LP and is used interchangeably with the term “Supervised Person” for purposes of the Advisers Act of 1940 and this Code.

Illegal Insider Trading means buying or selling a security, in breach of a fiduciary duty or other relationship of trust or confidence, while in possession of material, nonpublic information (MNPI) about the security. Insider trading violations include “tipping” such information, securities trading by the person “tipped,” and securities trading by those who misappropriate such information.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which immediately before the registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Material Nonpublic Information or MNPI means information not effectively communicated to the marketplace that a reasonable investor would consider important in making an investment decision or that would substantially affect the market price of a security if generally disclosed.

Personal Account means any account owned by, or in which a beneficial interest is owned, in the name of an Access Person or any account in which an Access Person has any direct or indirect beneficial interest. An Access Person is deemed to have indirect control and influence and therefore an indirect beneficial interest in the personal securities and brokerage accounts of family members living in the same house hold as the Access Person.

Portfolio Construction Team member means an Access Person who has direct responsibility and authority to make investment decisions affecting a particular Client account.

Private Placement means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the 1933 Act, or pursuant to Rules 504, 505 or 506 of the Securities Act of 1933.

Restricted List Security means a security which cannot be purchased or sold because ARGA or a Supervised Person is aware of material nonpublic information regarding the security or the issuer of the security.

Security means, generally, any investment, instrument, asset or holding in which a Client invests, or may consider investing. Among other things, a “Security” includes any note, stock, treasury stock, security future, financial futures contract or option thereon, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any limited partnership or other interests in private funds, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing. References to a “Security” in the Code shall include any warrant for, option in, or security or other instrument immediately convertible into or whose value is derived from that “Security” and any instrument or right which is equivalent to that “Security.”

The term “Security” specifically includes any shares issued by an investment company, but for purposes of this Code, excludes shares issued by money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940.

The term “Security” also includes any security in an initial public offering or private placement, including any interest in a private fund, or selling any interest in a private fund.

A Security Held or to Be Acquired by an Advisory Client means any security that, within the most recent 15 days (i) is or has been held by the Client or (ii) is being considered by the Client or ARGA for purchase by the Client. A Security for these purposes also includes any option to purchase or sell, and any security convertible into or exchangeable for, a security.

A Security is Being Considered for Purchase or Sale from the time an allocation decision in respect of such security to a Client’s portfolio is made by or on behalf of ARGA or the relevant Portfolio Construction Team member until the time such allocation with respect to that security is completed or withdrawn.

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of an investment adviser, or other person who provides investment advice on behalf of an investment adviser or is subject to the supervision and control of an investment adviser. Supervised Person is used interchangeably with Employee for the purposes of the Advisers Act of 1940 and this Code.

Watch List Security means:

•                  A security, as determined by the Portfolio Construction Team, that cannot be purchased or sold by an Access Person because the firm is analyzing or recommending the security for one or more Clients (to prevent front-running) or

•                  A security, that cannot be purchased or sold by an Access Person because transacting in the security presents an actual or potential conflict of interest.

Standards of Business Conduct

Certain provisions and reporting requirements of this Code are concerned primarily with the investment activities of an Access Person who may benefit from, or interfere with, the purchase or sale of Client securities. These are described in further detail below.

However, all employees are prohibited from using information concerning the investment intentions of Clients, or their position to influence such investment intentions, for personal gain or in a manner detrimental to the interests of any Client. In general, every employee must observe the following with respect to his or her personal investment activities:

•                  At all times, place the interest of Clients first;

•                  All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the employee’s position of trust and responsibility; and

•                  No employee should take inappropriate advantage of his or her position at ARGA.

In addition to the standards of business conduct set forth in this Code, employees also should refer to ARGA’s separate Code of Conduct which sets forth supplementary guidelines and standards of behavior to which all employees are expect to adhere during the course of their employment at, and when conducting business on behalf of, ARGA.

Compliance with Laws and Regulations

In addition to the specific prohibitions contained in this Code, all employees must comply with federal, state and local laws applicable to ARGA’s business and operations including, but not limited to, the federal securities laws(1). In particular, employees are not permitted, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a Client:

•                  To employ any device, scheme or artifice to defraud the Client;

•                  To make any untrue statement of a material fact or omit to state a material fact to the Client;

•                  To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Client; or

•             To engage in any manipulative practice with respect to the Client.

Conflicts of Interest

A conflict of interest occurs when an employee’s private interest interferes or appears to interfere with the interests of ARGA or ARGA’s Clients. Compliance with ARGA’s fiduciary duty to handle all conflicts in an honest and ethical manner can be achieved by avoiding conflicts as well as situations that have the appearance of impropriety, and by fully disclosing all material facts concerning any actual and potential conflict that does or may arise with respect to any Client.

(1) For purposes of this Code, “federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (privacy), any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of Treasury (anti-money laundering).

Identifying and Responding to Conflicts of Interest

ARGA will take reasonable steps to identify any existing material conflicts of interest and any material conflicts of interest that may arise between ARGA and individuals acting on its behalf, and Clients.

In order to help identify existing or potential material conflicts of interest, ARGA will obtain from all employees upon employment, a list of material conflicts of interest that currently exist or that they expect to arise, including information on any outside business activities. Also, on an ongoing basis, employees who believe they have a material conflict of interest are required to disclose the details immediately in writing to the Chief Compliance Officer. Further, on an ongoing basis, ARGA reviews its business activities and any changes to its activities to identify any existing or potential material conflicts of interest.

In evaluating identified conflicts of interest, the Chief Compliance Officer will document an assessment of each conflict, including how the conflict will be addressed. In general, ARGA will respond to any existing or potential material conflicts of interest that have been identified through one of three methods: avoidance, management or disclosure.

•                  Avoidance: ARGA will avoid any conflicts of interest that are prohibited by law. ARGA will also avoid any conflicts of interest that are so contrary to the interests of Clients or the ARGA funds, or where the risk of harm to Clients, ARGA or its funds is high.

•                  Management: ARGA will manage any identified material conflicts of interest that are not deemed necessary to avoid. Depending on the nature of the conflict, ARGA may use a variety of methods to control the conflict, including segregation of duties, independent review and approvals, limiting the dissemination of information within ARGA, and ongoing compliance monitoring.

•                  Disclosure: ARGA will ensure that Clients are appropriately informed of any conflicts of interest that may impact them. ARGA will provide clients with written disclosure of any material conflicts of interest through disclosure documents such as fund offering and subscription documents or ARGA’s Form ADV, Part 2, or both. Disclosure documents will be provided to a Client before ARGA first purchases or sells a security for the Client or advises the Client to purchase, sell or hold a security, and on a timely basis if there is a significant change to any information.

If a conflict of interest involves confidential information, ARGA will assess, on a case by case basis, whether there are methods other than disclosure that can be used to adequately respond to the conflict. Where ARGA determines that the conflict cannot be adequately managed, it will avoid such conflict of interest.

Conflicts of interest may not always be obvious and this Code and the examples enumerated below do not attempt to identify all possible conflicts of interest. Should you have any questions or seek guidance, please consult the Chief Compliance Officer.

Favoring the Interests of One Client over Another

When an investment adviser has multiple clients, the potential exists for the adviser or its employees to favor one client over another. ARGA and its employees must endeavor to deal fairly with all Clients, managing any potential conflicts of interest and taking care that no Client is unfairly disadvantaged with regard to other Clients because of ARGA’s actions or the actions of ARGA’s employees.

Competing with Client Trades

Employees are prohibited from using knowledge about a pending or currently considered security for Clients to profit personally, directly or indirectly, as a result of such transaction, whether through the purchase or sale of such security, or otherwise. Conflicts raised by personal securities transactions are addressed in more detail below.

Other Conflicts of Interest

Other areas presenting conflicts of interest (e.g. insider trading, gifts and entertainment, outside business activities, campaign contributions) are discussed in further detail below. Trading conflicts of interest (e.g. best execution, soft dollars, aggregation and allocation) are addressed in ARGA’s Compliance Manual.

Confidentiality

Confidentiality of Client Transactions and Client-Related Information

Unless and until disclosed publicly or to the SEC in the normal course, all information concerning a security being considered for purchase or sale by any Client must be kept confidential by all employees and disclosed only on a need to know basis or in furtherance of employees’ duties and responsibilities. Client-related information includes, but is not limited to, client names, addresses, telephone numbers, and other contact and identifying information, accounts and portfolio holdings, transactions and transactional history, client agreements, brokerage commissions and fee information, performance, financial data, tax information, and investments.

Disclosure of Fund Portfolio Holdings and ARGA’s Proprietary Information

In general, information about portfolio holdings is distributed in a manner that conforms to applicable laws and regulations and prevents that information from being used in a way that could negatively affect a fund’s investment program or otherwise enable third parties to use that information contrary to the best interests of such fund. Unless and until publicly disclosed, fund portfolio holdings are proprietary, confidential information. Likewise, information that is proprietary to ARGA or other valuable information about ARGA that is not publicly known is considered confidential information that may not be disclosed. Examples of proprietary information include, but are not limited to, financial information, business plans and strategies, marketing strategies, client and potential client lists, operating methods and processes, analyses and analytical methods regarding companies, securities, transactions, industries, economic sectors, markets and trends, investment techniques and philosophies, trading practices and patterns, management decisions, personnel matters, and internal rules, policies and procedures.

Insider Trading

Illegal insider trading means buying or selling a security, in breach of a fiduciary duty or other relationship of trust or confidence, on the basis of material, nonpublic information (MNPI) about the security. Insider trading violations including “tipping” such MNPI, securities trading by the person “tipped” as well as securities trading by those who misappropriate such information.

Insider trading laws are not intended to ensure equality of information among traders; rather, the focus is on providing everyone equal access to material information.

•                 Security is broadly defined to encompass a variety of instruments and interests including, but not limited to, common and preferred stock, treasury stock, notes, bonds, debentures, certificates of interest, puts, calls, straddles, options, or privileges on any security, and any security-based swap or other derivatives instrument.

•                  A person trades on the basis of material nonpublic information with respect to a security if the person is aware of the material nonpublic information at the time the person purchases or sells the security.

•                  Information is material if a reasonable investor would consider it as having significantly altered the mix of information already publicly available. Thus, materiality often hinges on the significance a reasonable investor would place on the information and market impact of the information. The following are generally regarded as material:

•                  Information about events or circumstances relating to a company’s assets or earning power, which is known only to corporate management and its confidants, and which can reasonably be expected to materially affect the market price of the company’s stock.

•                  Information about restructuring, tender offers, takeovers or proxy fights.

•                  Information about events or circumstances which affect the market for a company’s securities but which do not affect the company’s assets (“market information”) (e.g. information that a security will be favorably mentioned in an upcoming newsletter, article or research report).

•                  Dividend increase, decrease or omission

•                  Quarterly earnings or sales significantly different from consensus

•                  Gain or loss of a major customer

•                  Major development specific to that industry

•                  Government reports of economic trends (housing starts, employment, etc.)

•                  Major acquisition or divestiture

•                  Offer is made to tender shares (acquisition)

•                  New product announcement

•                  R&D results

•                  Management changes

•                  Information is considered to be nonpublic if it has not been disseminated broadly to investors in the marketplace (e.g. national press, wire services, SEC filings). The object is for the information to be available to and digested by the market, such that it is reflected in the market’s pricing of the security.

Who is an Insider?

•                  Direct Insiders: Those who have a direct fiduciary relationship with an issuer and its shareholders, such as officers, directors, controlling shareholders or employees of a public company. Direct insiders are required to abstain from trading in the security about which they have material nonpublic information or ensure that the information is fully disclosed and disseminated to the market as a whole before engaging in trading based on that information (i.e. the “abstain or disclose” doctrine).

•                  Temporary Insiders: Those who are not corporate insiders per se, but by virtue of their special relationship with a public company are afforded access to material nonpublic information, thus giving rise to a fiduciary relationship which binds them to the duty to abstain or disclose. Typical temporary insiders include auditors, accountants, brokers, outside counsel and the like.

•                  Misappropriators: Those who are not corporate insiders, but to whom material nonpublic information has been entrusted in confidence and who, for personal gain, breach that duty of trust or confidence to the source of the information. Note that in these cases the duty of trust or confidence is not limited to a fiduciary relationship between the misappropriator and the source of the information, but is much broader. Such conduct is illegal because the misappropriator engages in deception by pretending loyalty while secretly converting the information for personal gain or benefit.

•                  A person has a duty of trust or confidence to the source of the information whenever (i) the person agrees to keep the information confidential; (ii) there is a history, pattern or practice of sharing confidences such that there is a mutual expectation of confidentiality; or (iii) the person receives or obtains information from his or her spouse, parent, child, or sibling.(2)

(2) In this instance, the recipient must establish that no duty existed by showing that he/she neither knew nor reasonably should have known that the source of the information expected that the information would remain confidential.

•                  Tippers & Tippees: Insider trading laws are not confined to insiders or misappropriators who trade for their own account. Liability is also imposed where the insider or misapproprator tips another who trades on the information.

•                  Tippers are those who (i) are aware that they are in possession of material nonpublic information, (ii) have a duty to keep the information confidential, (iii) breach that duty by intentionally or recklessly(3) relaying the information to outsiders (tippees) who, in turn, trade based on that information (or pass the information on to others who trade based on that information) for personal benefit or gain. Tippers face liability even if they do not personally engage in the illegal trading.

•                  Tippees (i) receive material nonpublic information from a tipper, (ii) know or should know the information is in breach of the tipper’s fiduciary duty or duty of confidentiality, and (iii) engage in trading based on that information (or pass the information on to another party who goes on to engage in trading based on that information) for personal benefit or gain.

•                  Insider trading enforcement actions have targeted not only direct tippees, but also individuals who are separated from the tipper’s initial disclosure by as much as four or five degrees (remote tippees).

Personal benefit is defined very broadly to include not only pecuniary gain (such as a cut of the take or a gratuity), but also reputational benefit or the satisfaction one would receive by simply making a gift of confidential information.

ARGA’s Policy on Insider Trading

The below prohibitions apply to all ARGA employees, whether Access Persons or not.

•                  Employees are strictly prohibited from trading securities, either personally or on behalf of others (including ARGA’s clients, ARGA’s private commingled funds, or the separate accounts managed by ARGA), based on MNPI.

•                  Employees are likewise prohibited from sharing MNPI with inappropriate personnel or with individuals outside of ARGA, whether for consideration or not.

If you think you might have received MNPI, you should take the following steps:

•                  Immediately report the information to the Chief Compliance Officer/Code Administrator.

•                  Do not purchase or sell the security on behalf of yourself or others.

•                  Do not communicate the information to anyone inside or outside the firm, other than to the Chief Compliance Officer/Code Administrator.

If you are unsure whether the information in your possession is material and nonpublic, consult with the Chief Compliance Officer/Code Administrator before taking any action. This degree of caution will protect you, our Clients, and the firm.

Contacts with Public Companies

Contacts with public companies represent an important part of ARGA’s research efforts. In the course of these contacts, some employees may become aware of MNPI, such as when a company’s Chief Financial Officer prematurely discloses quarterly results to analyst or an investor relations representative makes selective disclosure of adverse news. To protect yourself, our Clients and our firm, you must notify the Chief Compliance Officer/Code Administrator immediately if you believe you may have received MNPI from your contacts with personnel of public companies.

(3) Recklessness has been defined as “highly unreasonable conduct, involving not merely simple or even inexcusable negligence, but an extreme departure from the standards of ordinary care.” SEC v. Infinity Group Co., 27 F. Supp. 2d 559 (1998).

Controls

ARGA has implemented the following controls to help prevent/mitigate violations of insider trading laws.

1.         Analyst Meeting/Call Log

•                  Analysts must promptly notify ARGA of details of upcoming calls and meetings with public companies which will be included in the Analyst Meeting/Call Log.

•                  Details should include the date/time of the call or meeting, name of the public company, and the name of the individual(s) the analyst expects to meet or call at the public company.

2.         Calls/Meetings with Public Companies

•                  Prior to any calls or meeting, junior analysts must submit their list of proposed questions to a member of the Portfolio Construction Team or a research manager, who must confirm that the questions are appropriate.

•                  ARGA’s Chief Compliance Officer and her delegate periodically monitor analyst calls with publicly traded companies. Upon request, each analyst is required to submit his or her list of prepared questions to the Chief Compliance Officer or her delegate prior to the call.

•                  Prior to any one-on-one calls or meetings with company management, including company investor relations personnel, all analysts are required to read the scripted disclosure which has been distributed to all ananlysts by ARGA’s Director of Resarch. The scripted disclosure states that:

•                 The purpose of the call or meeting is to discuss specific questions about the company and the nature of the business and not to elicit any kind of information that might be material and nonpublic;

•                 If any material, nonpublic information is disclosed during the course of the call or meeting, the company is required to make a simultaneous public disclosure under Regulation FD (described further below); and

•                 The call or meeting will end immediately if any material nonpublic information is disclosed, intentionally or unintentionally.

3. Restricted Security List

While MNPI comes in many different forms, the most common ways ARGA could potentially receive MNPI would be:

•                  Through an analyst who may come into contact with MNPI during a call or meeting with personnel of a public company and who then reports the MNIPI to ARGA’s Chief Compliance Officer

•                  Through (i) the reporting, by an employee, of an outside business activity of the employee or the employee’s spouse, partner or any other member of the employee’s immediate household and (ii) after an evaluation, by the Chief Compliance Officer, of the facts and circumstances of the reported activity and a determination that the reported activity or poses a substantial risk of the employee coming into contact with MNPI.

Regulation FD (Fair Disclosure), prohibits public companies from selectively disclosing material nonpublic information to securities market professionals and holders of the issuer’s securities who may trade on the basis of the information without concurrently making public disclosure of that information. The rule reflects the view that all inestors should have equal access to a company’s material disclosures at the same time. The company must make this public disclosure:

•                  Simultaneously, in the case of intentional disclosures, or

•                  Promptly afterwards, in the case of unintentional disclosures.

If ARGA receives information regarding an issuer that is material and nonpublic, that issuer’s security will be placed on ARGA’s Restricted Security List, as determined by the Chief Investment Officer. The Chief Investment Officer may contact the company and request public disclosure of the information under Regulation FD.

Transactions in securities on the Restricted Security List will be strictly prohibited until such time as the Chief Investment Officer and/or Chief Compliance Officer determine that the information has been fully disseminated to the public or that the security should be removed from the Restricted Security List as it no longer presents a conflict or pose a substantial risk of illegal insider trading.

4.         Trade Blotter Reviews

The Chief Compliance Officer conducts quarterly reviews of the trade blotter to ensure no transactions have been effected in securities on the Restricted Security List.

5.         Review of Access Persons’ Personal Securities Transactions

Access Persons are subject to a number of reporting and pre-clearance requirements concerning their personal securities transactions. These requirements are discussed in detail below, in Personal Brokerage Accounts and Personal Securities Transactions. The Chief Compliance Officer conducts regular reviews of Access Persons’ personal securities transactions to ensure no transactions are effected in securities on the Restricted Security List.

6.         Employee Email Reviews

The Chief Compliance Officer conducts regular reviews of employee emails to detect instances of potential or actual illegal insider trading.

Penalties for Insider Trading

Penalties for illegal insider trading are severe, both for the wrongdoers and their employers. A person can be subject to penalties even if he or she does not personally benefit from the activities surrounding the violation. Penalties include civil injunctions, disgorgement of profits, fines for the person who committed the violation of up to three times the profit gained or loss avoided, jail sentences, and fines for the employer.

In addition to the foregoing penalties, violation of ARGA’s policy on insider trading will subject an employee to severe sanctions, which could include suspension and/or termination of employment.

Personal Brokerage Accounts and Personal Securities Transactions

Note: Any profits realized on trades prohibited by this section may be subject to disgorgement.

Access Persons who have knowledge of Clients’ securities transactions are exposed to a conflict of interest when trading in those securities for their own account or in those accounts over which they are deemed to have indirect beneficial ownership.

Access Persons must at all times be aware that transactions for Clients always take precedence over their personal securities transactions.

In order to protect ARGA from violations of the law and to safeguard Client information from potential abuse, ARGA requires Access Persons to periodically report their personal securities transactions and holdings.

Reporting

1.         Initial and Annual Securities Holdings Report

All Access Persons are required to submit to the Chief Compliance Officer a complete report of all current securities holdings in which the Access Person has or acquires any direct or indirect beneficial ownership. An Access Person is presumed to be an indirect beneficial owner of securities that are held in accounts of family members living in the same household as the Access Person.

Holdings reports must be submitted no later than 10 days after the person becomes an Access Person and at least annually thereafter, or earlier as circumstances change. All information reported must be current as of a date no more than 45 days before the date the report is submitted.

The report must contain:

•                  Name(s) in which the personal account is registered and the date the personal account was established;

•                  Title, number of shares, principal amount, interest rate and maturity (as applicable), and CUSIP number or ticker symbol (if applicable), of each security held in the personal account;

•                  Name of the broker, dealer or bank with which the personal account is maintained; and

•                  The date the report is submitted.

See Exhibit D, Securities Forms, Initial and Annual Report of Personal Account Holdings forms.

2.         Quarterly Transaction Reports of Reportable Securities

Access Persons must also submit quarterly securities transactions reports no later than 30 days after the  end of the calendar quarter in which a transaction in a reportable security takes place. If there were no such transactions, the report should so state. This requirement can be met by arranging for delivery to the Chief Compliance Officer of quarterly brokerage account statements, which indicate, with respect to each reportable transaction, the following:

•                  Name(s) in which the personal account is registered and the date the personal account was established;

•                  Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

•                  Title, number of shares, principal amount, interest rate and maturity (if applicable), and CUSIP number or ticker symbol (if applicable), of each security, and the price at which the transaction was effected;

•                  Name of the broker, dealer or bank with or through whom the account was established or through which the transaction was effected; and

•                  The date the report is submitted.

Exceptions to the Quarterly Reporting Requirement

You are not required to:

•                  Report securities held in accounts over which you have no direct or indirect influence or control.

•                  Report purchases or sales of open-end investment companies (other than exchange traded funds for which reporting is required, see below).

•                  Report transactions effected pursuant to an automatic investment plan.(4)

(4) Automatic Investment Plan means a program, including a dividend reinvestment plan, in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation.

Note: All such securities still remain subject to the initial and annual holdings reporting requirements, described above.

See Exhibit D, Securities Forms, Quarterly Transaction Report.

What is a Reportable Security?

Generally, Rule 204A-1 treats all securities as reportable securities. Five exceptions are noted which represent securities that present little opportunity for the types of improper trading that the rule is intended to cover.

The following are not reportable securities:

•                  Direct obligations of the United States government (e.g. treasury bonds, bill and notes; debt instruments issued by the FDIC and Government Services Administration),

•                  Money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments(5)),

•                  Shares of money market funds, and

•                  With the exception of exchange traded funds, shares of other types of open-end funds such as mutual funds, unless ARGA acts as the investment advisor of the fund.(6)

Exchange Traded Funds (ETFs) ARE Reportable Securities

Technically, Rule 204A-1 differentiates between open-end ETFs and unit investment trust ETFs(7) (UIT ETFs) by exempting open-end ETFs from the reporting requirements. However, the SEC staff has recommended that investment advisers treat all ETFS as reportable securities, reasoning that the secondary market trading in open-end ETFs present the same opportunity for conflicts of interest as the secondary market trading in UIT ETF shares. In addition, the SEC staff has acknowledged the difficulties advisers face in determining whether an ETF is an open-end ETF or UIT ETF, and has noted that treating all ETFs as reportable eliminates such difficulty and uncertainty.

Taking into consideration the recommendations of the SEC staff, ARGA treats all ETFs as reportable securities requiring pre-clearance.

Bitcoins and Cryptocurrency ARE Reportable Securities

Under certain conditions Bitcoin and other cryptocurrencies are considered securities and therefore subject to the initial and annual holdings reporting requirements detailed in ARGA’s Code of Ethics.

Until further notice and/or until such time as new guidance is released, the following will be treated as securities under our Code:

•                  Initial coin offerings (“ICOs”);

•                  Investment vehicles (such as ETFs, for example) which transact in cryptocurrencies; and

•                  Mining contracts.

In the absence of further guidance from the SEC, the tokens themselves will be treated as cash equivalents and will therefore not be reportable.

(5) High quality short-term debt instrument means any instrument which has a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but of comparable quality.

(6) This exception only applies to transaction and holdings in open-end funds registered in the U.S. Transactions and holdings in shares of closed-end investment companies are reportable, regardless of affiliation. Transactions and holdings in offshore funds are also reportable.

(7) The key difference between ETFS and UIT ETFs is that unit trusts offer a blend of investments or asset classes managed by investment professionals, while ETFs offer a single entry into each investment, which are index-based.

Since the ARGA funds do not transact in cryptocurrencies or in vehicles which transact in cryptocurrencies, preclearance for personal trading in cryptocurrencies is not required at this time as there is no conflict. However, in accordance with the existing requirements of our Code, exchange-traded products, including those which are linked to cryptocurrencies, remain subject to the pre-clearance requirement and transactions in these types of exchange-traded products must be reported quarterly.

Pre-Clearance of Personal Securities Transactions is Required

Access Persons are required to pre-clear all personal securities transactions, including securities transactions in accounts in which they have indirect beneficial ownership. This requirement seeks to ensure Access Persons are not engaging in prohibited transactions such as insider trading or front-running.

Note that employee investments in ARGA’s private funds are also subject to pre-clearance.

The basis upon which the Code Administrator may approve a transaction is:

•                  The transaction will not give rise to the improper use of a Client’s proprietary information or an abuse of the Access Person’s position of trust and responsibility;

•                  The potential harm to the Client is remote; and

•                  The transaction is unlikely to affect a highly institutionalized market or is clearly not related economically to a security held or being considered for a Client.

Transactions Which Require Pre-Approval

•                  Purchasing or selling any security in which an Access Person has or will have a direct or indirect beneficial ownership.

•                  Purchasing any security in an Initial Public Offering or Private Placement, including any interest in a private fund or selling any interest in a private fund, and setting forth in detail the rationale for the transaction.

•                  Purchasing or selling any interest in a collective investment vehicle that is exempt from registration under the 1933 Act (including but not limited to, hedge funds, private funds (including ARGA’s private funds) or similar investment limited partnerships).

If an Access Person obtains pre-approval for a transaction in a security not then currently held by any Client but, thereafter, a transaction in the same security for a Client takes place within 15 calendar days  following the Access Person’s transaction, the transaction may be reviewed further by the Chief Investment Officer or the Chief Compliance Officer to determine the appropriate action to be taken, if any. For example, the Chief Investment Officer may recommend that the Access Person be subject to a price adjustment to ensure that he/she did not receive a better price than the Client. This rule also applies to transactions involving an interest in a private fund being purchased or sold during a subscription or redemption period.

Length of Pre-Clearance

Pre-approval remains in effect until the end of the next business day on which such pre-approval is granted, or until the next immediately available date for subscription in the case of a private fund, or as otherwise specified by the Code Administrator.

Prohibited Transactions

Access Persons effecting prohibited transactions will be deemed in violation of the Code and may be subject to such sanctions as deemed appropriate by the Code Administrator and as described further below. The following are prohibited transactions:

•                  Purchasing or selling any security without the pre-approval of the Code Administrator.

•                  Purchasing or selling any security that is on the Restricted Security List (as described above in Insider Trading) or in violation of the firm’s policies on insider trading.

•                  Purchasing or selling securities on ARGA’s Watch List (described in more detail below).

Notwithstanding the foregoing ARGA, in its sole discretion, may at any time prohibit or restrict any other securities transaction, or class of transactions, in addition to those enumerated.

Watch List Security

In certain circumstances, a security may be placed on the Watch List:

•                  As determined by the Chief Investment Officer and/or Portfolio Construction Team, to prevent Access Persons from trading ahead of Clients (front-running);

•                  As determined by the Chief Compliance Officer, when a conflict of interest, actual or potential, is presented. For example, if a member of the PCT or his or her spouse is an advisory board member of a public company which could potentially be included in the universe of securities considered for any ARGA strategy, investments in that company by ARGA or any Access Person could be prohibited and the security could be placed on ARGA’s Watch List. If the Chief Compliance Officer determines that the activity poses a substantial risk that the employee could come into contact with MNPI, the security of the public company will be placed on the Restricted Security List.

The Watch List will be distributed to all Access Persons quarterly, or sooner as needed.

It is the responsibility of the Chief Investment officer and/or Portfolio Construction Team to regularly notify the Chief Compliance Officer of any security or securities which should be placed on or removed from the Watch List. Similarly, it is the responsibility of each ARGA employee to notify the Chief Compliance Officer of any actual or potential conflicts of interest.

While trading in securities on the Watch List is strictly prohibited, in rare circumstances, ARGA may allow an exception where an Access Person wishes to limit losses in a security with rapidly depreciating market value. In these instances, specific consent by both the Chief Investment Officer and the Code Administrator is required.

Delivery of Account Statements to Code Administrator

Access Persons may maintain personal accounts with brokers of their choice provided either the broker or the Access Person is able to provide electronic duplicate copies of account statements to the Code Administrator no less than quarterly.

Notwithstanding the foregoing, the Code Administrator reserves the right, in her sole discretion, to require such Access Persons to maintain their personal account with a broker or dealer designated by the Code Administrator or to prohibit the Access Persons from maintaining their account with specific brokers or dealers.

It is each Access Person’s responsibility to ensure their quarterly transaction reports are sent to the Chief Compliance Officer on a timely basis.

Gifts and Entertainment

ARGA strives to maintain a high standard of business ethics consistent with good corporate citizenship. Due to the numerous relationships employees may forge with Clients and third parties such as brokers and service providers, it is inevitable that some employees will be offered gifts, entertainment or gratuities from persons doing business, or hoping to do business with, ARGA. Conflict of interests exist if such gifts, entertainment or gratuities are intended to, or have the appearance of intending to, influence the actions of an ARGA employee.

The receipt of lavish gifts and entertainment can influence the actions of an investment adviser’s personnel, and even tempt certain personnel to take actions that may not be in the best interest of the adviser’s clients.

Since even the appearance of conflicts of interest is often, from a reputational viewpoint, as harmful as actual conflicts of interest, ARGA has placed clear and precise limitations on employees accepting or presenting gifts and entertainment.

These limitations apply to employees and members of their immediate family (spouses, partners, children, parents and siblings, as well as spouse’s parents and siblings). Additionally, employees are reminded that presenting gifts to a public official is subject to strict federal and state restrictions, described in further detail below under Political Contributions/Bribery.

Solicitation of Gifts/Entertainment is Prohibited

Soliciting gifts or entertainment from any Clients or others doing business with ARGA is strictly prohibited.

Cash is Prohibited

Cash and cash equivalents is strictly prohibited. A cash gift raises the specter of a kickback or a bribe, which is clearly inappropriate.

Gifts–$100 Limit(8)

A gift is anything of value that would not be included as business entertainment. Tangible objects such as wine and physical items are clearly gifts.

The limitations on accepting or presenting gifts are described below.

1. Permitted Gift

•                  A gift with a value of $100 or less is considered a Permitted Gift, the acceptance or receipt of which is permitted.

•                  A Permitted Gift must be reported to the Chief Compliance Officer and pre-cleared.

•                  Gifts should be valued at the higher of cost or market value, exclusive of tax.

•                  Examples of gifts of de minimis value ($100 or less) include: pens, notepads, modest desk ornaments, and edibles such as a box of candy or chocolates, or promotional items of nominal value that display a firm’s logo (e.g. umbrellas, tote bags, shirts).

•                  Examples of gifts that would not be considered nominal or de minimis: expensive leather luggage and crystal pieces, notwithstanding the presence of firm logos.

2. Prohibited Gift

•                  Any gift intended to influence an employee’s actions or judgment is strictly prohibited (bribes or quid pro quo situations).

(8) Since gifts and entertainment policies are not expressly mandated by the compliance of codes of ethics of the Securities and Exchange Commission under the Advisers Act or, for investment advisers to registered investment companies under the Investment Company Act, ARGA relied on the $100 annual limit prescribed by the NASD Conduct Rules 2830(1) and 3060.

•                  A gift with a value of over $100 is considered a Significant Gift and is generally prohibited and must be declined.

•                  Under certain circumstances, a Significant Gift may be retained with the express written approval of the Chief Compliance Officer, in her absolute discretion.

Discounts as Gifts

Unless an improper inducement, negotiations with third parties for the provision of goods and/or services to ARGA fall outside the scope of ARGA’s Gift Policy. Otherwise, discounts, such as lower prices for individuals or for an entire firm to health club membership, attendance at an upcoming industry conference or an online subscription, count as gifts, and must be reported to the CCO for approval.

The determining factor on whether approval for a discount will be granted is whether the discount is being given to alter or influence the way business decisions are made. This is fact-specific and the Chief Compliance Officer will consider, among other things, the following in determining whether the firm’s gift policy should apply to a particular discount:

•                  The nature of the discount

•                  Is the discount being offered only to decision makers or to all employees?

•                  If the discount is offered to all employees, does the giver offer the same discount to other firms and organizations it does business with, or just those it is in negotiations with?

•                  Does the discount provider consider the discount to be part of its marketing strategy, rather than a gift?

Entertainment

As with gifts, entertainment that is lavish, frequent or extravagant gives rise to impropriety and other conduct inconsistent with the high standards of ethics in our business. To avoid even the appearance of impropriety, business entertainment is limited to an occasional customary meal during the course of business, where both the giver and recipient are present (“Permitted Entertainment).”

No other forms of entertainment are permitted. This includes, but is not limited to, tickets to theatrical, sporting and other entertainment events.

Reporting Gifts and Entertainment

•                  Regardless of value, all Permitted Gifts must be reported to the Chief Compliance Officer for approval and for proper recording in ARGA’s Gift Registry.

•                  Permitted Entertainment in the form of occasional customary meals need not be logged in the Gift Registry and, therefore, the details need not be provided to the Chief Compliance Officer.

Outside Business Activities

ARGA employees are required to devote full-time efforts to the firm’s business. Full-time employees are prohibited from undertaking any other employment or engaging or being involved in any other outside business activity, whether compensated or not compensated, and must avoid having any outside interest or activity that could interfere with their duties at ARGA.

Employees should exercise caution with respect to outside business activities that may create divided loyalties, divert substantial amounts of their time and/or compromise their independent judgment. Employee must be particularly cautious of activities that may lead to conflicts of interest or give the appearance of a conflict. Service as a director, trustee, officer, owner, partner or representative of outside organizations or public companies potentially raises regulatory concerns, including conflicts of interest or access to material, nonpublic information.

Examples of outside activities include:

•                  Outside employment;

•                  Acting as a director or officer of another company or organization;

•                  Having a paid or unpaid role with a charitable or religious organization;

•                  Being a significant owner of a holding company;

•                  Outside paid or unpaid positions handling the investments or finances of an organization, such as acting as a treasurer for an organization of being on their finance committee;

•                  Fiduciary appointments such as an administrator, executor, guardian, or trustee; and

•                  Active involvement or participation in political party activities.

Pre-clearance Requirement

Employees are required to obtain pre-clearance from the Chief Compliance Officer prior to engaging in any outside activities by submitting the Outside Business Activity Reporting form provided in Appendix A of the Code. Approval, if any, will be granted on a case-by-case basis. The Chief Compliance Officer will only approve outside business activities that do not impair or impede the performance of ARGA and its regulatory obligations and do not represent a conflict of interest that should be avoided. Further, the Chief Compliance Officer will determine whether ARGA’s Form ADV requires any additional disclosures as a result of the outside business activities. Even if pre-clearance is obtained, employees may not conduct business relating to such activity during working hours or on ARGA’s premises.

Reporting Requirements

1.         Initial Reporting

Employees are required to complete an Outside Business Activity Reporting form initially upon hire and thereafter as their circumstances change.

•                  Details of the activity must be disclosed, including a full description of the nature of the proposed activity, name and address of the entity involved, the amount of time the activity will consume, amount of compensation, if any, and disclosure of any potential conflicts of interest arising from the proposed activity.

•                  Additionally, employees must disclose whether they, their spouses, partners or any other members of their immediate households are employed by publicly traded companies and in what capacity (i.e. outside employment). This disclosure should also be made on the Outside Business Activity Reporting form.

Note that MNPI comes in many different forms and it is not possible to list them all here. The Chief Compliance Officer will evaluate the facts and circumstances of each disclosure to determine whether the activity poses a substantial risk of the employee coming into possession of material non-public information (MNPI) and place the issuer on ARGA’s Restricted List, as appropriate. Once an issuer is on the Restricted List, Access Persons (including their spouses and other persons and entities captured in the definition of “Access Person”) are prohibited from trading in such issuers for ARGA’s Clients and in their personal brokerage accounts until the issuer has been removed from the Restricted List.

2.         Annual Reporting

All employees are required to re-certify the above disclosures on an annual basis.

See Exhibit A, Outside Business Activity form.

Political Contributions / Bribery

Rule 206(4)-5 of the Advisers Act(9) is designed to curtail practices commonly known as “pay-to-play,” where an investment adviser makes contributions or other payments to state or municipal public officials who have the ability to influence the award of investment advisory contracts.

There are three prongs to the rule:

•                  Two-year ban on receiving compensation from a government entity if an investment adviser or a covered associate of the investment adviser makes a political contribution to a public official of that entity who can influence the award of advisory business.(10)

•                  Ban on paying a third party to solicit government business (unless the third party is a registered broker-dealer or registered investment adviser, themselves subject to the pay-to-play restrictions).

•                  Ban on soliciting or coordinating contributions to officials of a government entity to which an adviser is seeking to provide investment advisory services or payments to a political party of a state or locality where an adviser provides or seeks to provide services. “Soliciting is defined broadly:

•                  An adviser that consents to the use of its name on fundraising literature for a candidate would be soliciting contributions for that candidate.

•                  An adviser that sponsors a meeting or conference that features a government official which involves fundraising would be soliciting contributions for that government official.

The rule also has a catch all provision that makes it unlawful for an adviser or any of its Covered Associates to do anything indirectly which, if done directly, would result in a violation of the rule. Funneling payments through third parties such as consultants, attorneys, family members, friends or companies affiliated with the adviser are therefore prohibited.

Two-Year Ban—Strict Liability(11)

•                  This is a strict liability rule, meaning the rule does not require a showing of quid pro quo or actual intent to influence a public official(12).

•                  The two-year time out resulting from a covered associate making a contribution will continue to apply even if the covered associate is no longer employed by the adviser.

•                  The two-year time out applies even if a government entity has been a client of an investment advisor prior to the time of a contribution(13) (i.e. applies to existing relationships).

(9) State laws impose similarly strict prohibitions on political contributions, some of which extend to contributions by spouses and family members. For example, Connecticut law prohibits individuals who are principals of an investment services firm, political committees formed by a firm which provides investment services to the State Treasurer and political committee formed by principals of such firms, and to which the State Treasurer pays compensation, expenses, fees or issues a contract, from soliciting or making any contribution to any candidate or exploratory committee for nomination or election to the office of State Treasurer during the term of the State Treasurer who does business with such firm.

(10) Under certain circumstances, an adviser can seek an SEC exemption from the prohibitions. The SEC will consider, among other things, whether the exemption is in the public interest, whether the adviser had knowledge of the contributions, the timing and amount of the contribution and the nature of the election (federal, state or local).

(11) In certain circumstances, an adviser may apply for an order exempting it from the two-year compensation ban. These circumstances are rare and contingent upon several factors which the SEC will consider in determining whether the exemption would be in the public interest.

(12) In re TL Ventures, SEC Release No. 3859 (broadest possible course of enforcement for pay-to-play rules granted to SEC where the agency did not have to provide intent to influence or actual influence.

(13) Ibid.

•                  Prior contributions follow an individual if he or she subsequently becomes a covered associate of an investment adviser (two-year look-back). The two-year look-back period is shortened to six months if the person does not actually solicit clients on behalf of the adviser.

•                  Ban applies even if the adviser was unaware of the contribution.

Who is a “Covered Associate”?

•                  A covered associate is defined as any general partner, managing member or executive officer (further defined below) or other individual with a similar status or function or those with similar functions;

•                  Any employee who solicits a government entity and any direct/indirect supervisor of such employee (see below); and

•                  Any political action committee (PAC) controlled by the investment adviser or any of the adviser’s covered associates.

Executive Officer. Includes: (i) the president; (ii) any vice president in charge of a principal business unit, division or function (such as sales, administration or finance); (iii) any other officer of an investment adviser who performs a policy-making function; or (iv) any person who performs similar policy-making functions for an investment adviser. Whether a person is an executive officer depends on his/her function, not title (i.e. ability to influence), and applies to those officers whose position in the firm is more likely to incentivize them to obtain or retain clients (and, therefore, to engage in pay to play practices).

Employees who Solicit Government Clients. An employee need not be primarily engaged in solicitation activity to be considered a “covered associate” under the rule. Additionally, all supervisors of employees who solicit government clients are deemed covered associates as the incentive to engage in pay to play exists for all such supervisors and not just those that have a certain level of seniority.

Who is a “Public Official”?

•                  A public official includes a state or municipal incumbent, candidate or successful candidate if the office is directly or indirectly responsible for, or can influence the selection of, an investment adviser.

•                  If the official has the authority to appoint a person who can directly or indirectly influence the selection process (look to the scope of authority for the particular office, not the influence actually exercised), he or she is considered a “public” official.

•                  The rule does not apply to contributions to candidates for federal office. However, the ban will be triggered by a contribution to a federal campaign of a current municipal or state officeholder running for federal office.

•                  A contribution to an inaugural or transition account for a victorious candidate for state or local office counts as a contribution to that official.

Contribution Defined

•                  Includes anything of value made for the purpose of influencing an election (e.g. gift, entertainment, favor, loan, advance, transition/inaugural expenses).(14)

•                  Includes transition or inaugural expenses of a successful candidate for state or local office (but not for federal office).

•                  The rule generally does not apply to contributions to political parties or political action committees (“PACs”) do not directly implicate the rule’s prohibitions on contributions if the

(14) Given the ruling in In re TL Ventures, SEC Release No. 3859 where the SEC did not have to provide intent to influence or actual influence, it would appear that any contribution may be deemed as intending to influence a state or municipal election.

contributions are not attributable to a particular candidate (but PACs should be scrutinized to make sure they will not pass along the contribution to covered officials).

•                  A donation of time is generally not considered to be a contribution provided the adviser has not solicited the official’s efforts and the adviser’s resources (office space, telephones, etc.) are not used.

Government Entity Defined

•                  Any state or political subdivision of a state

•                  Includes any agency, authority, or instrumentality of the state or political subdivision.

•                  Includes a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a ‘defined benefit plan’ as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a state general fund.

•                  Includes a plan or program of a government entity (e.g. pension/retirement plans).

•                  Includes officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Exceptions for De Minimis Contributions by Covered Associates

De Minimis aggregate contributions are permitted without triggering the two-year time out of up to:

•                  $350 per election, to an elected official or candidate for whom the Covered Associate is entitled to vote(15)

•                  $150 per election, to an elected official or candidate for whom the Covered Associate is not entitled to vote

ARGA’s Policy on Political Contributions

1.         Covered Associates

Due to the strict liability imposed by the pay to play regulations, both ARGA and its Covered Associates are prohibited from making any contributions to any elected official or candidate for state or local office.

Presently, ARGA’s Covered Associates include:

•                  Senior management, officers and those with policy-making functions

•                  Any employee who solicits a government entity and his/her direct/indirect supervisor

•                  Members of ARGA’s Portfolio Construction Teams

•                  Members of the Client Relations Team

•                  Director of Marketing

2.         All Other Employees

Due to the possibility that an official or candidate may be or become a Client of ARGA, ARGA recommends that all other employees refrain from making contributions to any elected official or candidate. If an employees who is not a Covered Associated wishes to make a contribution within the de minimis restrictions described above, he or she must obtain the Chief Compliance Officer’s prior written approval.

(15) An adviser has a limited ability to cure the consequences of an inadvertent political contributions to an official for whom a covered associate is not entitled to vote provided (i) the contributions, in the aggregate, do not exceed $350 to any one official, per election; (ii) the adviser discovered the contribution which resulted in the prohibition within four months of the date of such contribution; and (iii) the contribution is returned promptly within 60 days after the adviser’s learning of the triggering contribution.

Employees are urged, when making a contribution, to use caution and ascertain who or what entity is the ultimate recipient of the donation. Additionally, employees are reminded that they cannot circumvent the pay-to-play restrictions by directing or funding contributions through third parties, such as spouses, children, friends, lawyers and the like.

U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”)

The U.S. Foreign Corrupt Practices Act of 1977, as amended, prohibits certain classes of persons and entities from make payments to foreign government officials to assist in obtaining or retaining business(16).

Specifically, the anti-bribery provisions of the FCPA prohibit the willful use of the mail or any means or instrumentality of interstate commerce corruptly to make payments, promises, offers to pay money or other “things of value” to influence officials or governments outside the U.S.

ARGA strictly prohibits payments or promises to pay money and other things of value to influence any person or entity outside the United States. Since it may sometimes be difficult to determine at what point a business courtesy extended to another person or entity crosses the line and may be deemed a bribe, no entertainment, gifts, money, or other “things of value,” including travel or hotel expenses paid, may be made to any non-U.S. official under any circumstances, without the prior written approval of the Chief Compliance Officer.

Note that ARGA’s separate Code of Conduct expressly prohibits the offering or receipt of any bribes, kickbacks or preferential treatment in the course of business-related dealings with any person or organization whatsoever.

Recordkeeping Requirements

ARGA maintains records of:

•                  Name, title and residential addresses of all Covered Associates,

•                  Government entities to whom ARGA provides (or has provided within the past five years) advisory services, and

•                  Contributions made to government officials, state or local political parties or PACs.

Compliance Measures

•                  Initial Reporting: Employees are required to report any direct or indirect (i.e. contributions made by family members living in the same household) political contributions in the past two years prior to their employment with ARGA.

•                  Quarterly Reporting: Ona quarterly basis, employees must disclose any direct or indirect (i.e. contributions made by family members living in the same household) contributions made to political officials or candidates for political office.

•                  Annual Certification: Employees must certify that they have disclosed all direct and indirect political contributions made during the year.

•                  Compliance Review: Campaign contribution websites are checked quarterly for contributions by employees as well as employee spouses.

See Exhibit C, Political Contribution Reporting forms.

(16) The FCPA applies to any U.S. or foreign corporation that has a class of securities registered, or that is required to file reports under the 1934 Act, and to any individual who is a citizen, national or resident of the United States and any corporation and other business entity organized under the laws of the United States or any individual U.S. state, or having its principal place of business in the United States.

Whistleblower Reporting and Procedures

All employees are required to promptly report any violations of the Code. ARGA’s whistleblower reporting procedures allow employees to submit a good faith complaint regarding any violations on an anonymous basis, without fear of dismissal or retaliation of any kind.

As an employee you are obligated to report any irregularities to your immediate supervisor or senior management. If for any reason you are uncomfortable doing so or simply prefer not to report to those persons, you may submit your complaint to the Chief Compliance Officer, who oversees all employee complaints.

Procedure for Submitting Complaint

•                  Complaint Form. All complaints must be accompanied by an Employee Complaint Form.

•                  Content of Complaint. The complaint should, to the extent possible, contain:

•                  A complete description of the alleged event, matter or issue that is the subject of the complaint, including the approximate date and location;

•                  The name of each person allegedly involved in the conduct giving rise to the complaint; and

•                  Any additional information, documentation or other evidence available to support the complaint or aid the investigation of the complaint.

Complaints or concerns that contain unspecified wrongdoing (for example, “John Doe is a crook”) or broad allegations without verifiable support may reduce the likelihood that an investigation based on such complaints or concerns will be initiated.

See Exhibit B, Employee Complaint form.

Treatment of Complaints after Submission

The Chief Compliance Officer is responsible for reviewing whistleblower submissions and determining the proper course of action.

Determining the Status of Your Complaint

To follow up on the status of your submission, contact the Chief Compliance Officer. However, depending on the sensitive or confidential nature of the issues involved in the submission, you may not be able to receive a status report at the time.

Confidentiality/Anonymity

The confidentiality of the employee making a complaint will be maintained to the extent reasonably practicable within the legitimate needs of the law and any ensuing investigation. If you would like to discuss any matter with the Chief Compliance Officer, you should indicate this in the submission and include a telephone number or email address at which you may be contacted.

No Retaliation Permitted

ARGA does not permit retaliation against, nor will it discharge, demote, suspend, threaten, harass or discriminate against, any employee for submitting a complaint made in good faith. “Good faith” means that the employee holds a reasonable belief that the complaint is true and that the employee has not made the complaint for personal gain or for any other ulterior motive.

Code Acknowledgment/Annual Disciplinary Questionnaire

All employees must acknowledge in writing that they have received, read and understood the Code, recognize they are subject to its provisions and have complied with its requirements, and that they have reported all personal securities transactions as required. Additionally, all employees are required to complete a disciplinary questionnaire annually.

Duties of the Code Administrator

•                  Maintain a current list of all Access Persons with an appropriate description of their titles.

•                  Furnish all employees and Access Persons with a copy of the Code, initially upon hire and at least annually thereafter, informing them of their duties and obligations under the Code.

•                  Designate, as desired, appropriate personnel to assist with the compliance obligations under the Code (e.g. review transactions and holdings reports submitted by Access Persons, review employee emails) and request, as needed, certifications from such personnel regarding their tasks.

•                  Review and consider pre-approval requests from Access Persons; ensure approval signatures are secured from appropriate ARGA individuals.

•                  Maintain all records produced in relation to the Code.

•                  Note all transactions executed in violation of the Code.

•                  Submit a written report at least annually to the Chief Investment Officer with respect to each ARGA managed portfolio which:

•                  Describes any issues arising under the Code since the last report to the Chief Investment Officer including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.

•                  Summarizes any material changes in the procedures made during the previous year.

•                  Identifies any recommended changes in existing restrictions or procedures based upon evolving industry practices or developments in applicable laws or regulations.

•                  Certifies that ARGA has adopted procedures reasonably necessary to prevent employees and Access Persons from violating the Code.

Recordkeeping

The Code Administrator maintains the following records:

•                  A copy of the Code, adopted pursuant to Rule 17j-1 of the 1940 Act or Rule 204A-1 of the Advisers Act, which has been in effect during the most recent five-year period.

•                  A record of any violation of the Code, and of any action taken as a result of such violation, within five years from the end of the fiscal year in which such violation occurred.

•                  A copy of all executed acknowledgements during the most recent five year period.

•                  A copy of each report made by an Access Person, as well as trade confirmations and/or account statements that contain information not duplicated in such reports, within five years from the end of ARGA’s fiscal year in which such report is made or such information is provided, the first two years in an easily accessible place.

•                  A copy of each report made by the Code Administrator within five years from the end of the ARGA’s fiscal year in which such report is made or issued, the first two years in an easily accessible place.

•                  A list, in an easily accessible place, of all persons who are, or within the most recent five year period have been, Access Persons or were required to make reports pursuant to Rules 17j-1 and 204A-1 and this Code, or who are or were responsible for reviewing these reports.

•                  A record of any decision, and the reasons supporting the decision, to permit an Access Person to acquire a Private Placement or Initial Public Offering security, for at least five years after the end of the fiscal year in which permission was granted.

Penalties and Sanctions

Violations of this Code are subject to such sanctions as the Code Administrator deems appropriate under the circumstances to achieve the purposes of this Code, taking into account the nature of the violation, materiality and frequency.

ARGA reserves the right to take any legal action it deems appropriate against any employee who violates any provision of this Code and to hold an employee liable for any and all damages (including, but not limited to, all costs and attorney fees) that ARGA may incur as a direct or indirect result of any such employee’s violation of this Code or related law or regulation.

Sanctions include, but are not limited to, one or more of the following:

•                  Verbal warning

•                  Letter of censure

•                  Suspension or termination of employment

With regards to personal securities transactions, additional sanctions may be imposed as deemed appropriate by the Code Administrator, such as:

•                  Disgorgements of profits realized on prohibited trades.

•                  Restitution of an amount equal to the difference between the price paid or received by the affected Client(s) and the more advantageous price paid or received by the offending person; the suspension or termination of personal trading privileges; or the suspension or termination of employment.

•                  Effective January 1, 2017: Three non-material violations of the Code in any given year will result in an automatic suspension of personal trading privileges for a period of six months.

Code of Ethics-Acknowledgment and Certification 2019

To:                                  Administrator of ARGA’s Code of Ethics

In accordance with the requirements of the Code of Ethics of ARGA Investment Management, LP (“Code”) dated December 2019, I hereby certify that, as a condition of my employment:

1)        I have received, read and understood the Code;

2)        I confirm that I am in compliance and have complied with the requirements of the Code; and

3)        I have disclosed and reported all personal securities holdings and transactions as required by the Code.

In addition, I certify that:

1)        I have disclosed any and all actual and potential conflicts of interest, insofar as they may be relevant or impact in any way the Code as a whole and its requirements separately including but not limited to ARGA’s policies on Insider Trading, Personal Securities Transactions, Gifts and Entertainment, Political Contributions, Outside Business Activities and Anti-Corruption.

2)        I have never been found civilly liable for, or criminally guilty of, insider trading and no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

3)        I have not come into contact with, received, appropriate or tipped anyone on MNPI and I have not traded based on MNPI, directly or indirectly.

3) I have disclosed all gifts sent and received by reason or because of my employment with ARGA.

4)        I have disclosed all political contributions made, directly or indirectly, by myself and/or my spouse, partner or other family member living in my household.

5)        I have disclosed all outside business activities undertaken by myself and I have disclosed all employment or affiliations, whether relating to me directly or relating to my spouse, partner or other family member living in my household.

I understand that any violation of the Code is grounds for immediate disciplinary action up to and including termination of my employment with ARGA, as well as other sanctions as described in the Code and as deemed appropriate by the Code Administrator in her discretion.

Signature

Name

Date

Code of Ethics-Disciplinary Questionnaire 2019

Please respond to all questions. Complete written details of all events or proceedings must be provided. An executed copy of this form should be provided to the Chief Compliance Officer.

Criminal Actions

1. Have you ever:

(a) been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to any felony?	☐ YES ☐ NO

(b) been charged with any felony?	☐ YES ☐ NO

2. Based upon activities that occurred while you exercised control over it, has an organization ever:

(a) been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to any felony?	☐ YES ☐ NO

(b) been charged with any felony?	☐ YES ☐ NO

3. Have you ever:

(a) been convicted of or pled guilty to or nolo contendere (“no contest”) in a domestic, foreign or military court to a misdemeanor involving: investments or an investment related business or any fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion or a conspiracy to commit any of these offenses?

☐ YES ☐ NO

(b) been charged with any felony specified in 3(a)?	☐ YES ☐ NO

(c) been charged with a misdemeanor specified in 3(a)?	☐ YES ☐ NO

4. Based upon activities that occurred while you exercised control over it, has an organization ever:

(a) been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic or foreign court to a misdemeanor specified in 3(a)?	☐ YES ☐ NO

(b) been charged with a misdemeanor specified in 3(a)?	☐ YES ☐ NO

Regulatory Disciplinary Actions

(5) Has the U.S. Securities and Exchange Commission or the Commodity Futures Trading Commission ever:

(a) found you to have made a false statement or omission?	☐ YES ☐ NO

(b) found you to have been involved in a violation of its regulations or statutes?	☐ YES ☐ NO

(c) found you to have been a cause of an investment- related business having its authorization to do business denied, suspended, revoked or restricted?	☐ YES ☐ NO

(d) entered an order against you in connection with an investment-related activity?	☐ YES ☐ NO

(e) imposed a civil money penalty on you, or ordered you to cease and desist from any activity?	☐ YES ☐ NO

(6) Has any other Federal regulatory agency or any state regulatory agency or foreign financial regulatory authority ever:

(a) found you to have made a false statement or omission or been dishonest, unfair or unethical?	☐ YES ☐ NO

(b)found you to have been involved in a violation of investment-related regulation(s) or statute(s)?	☐ YES ☐ NO

(c) found you to have been a cause of an investment- related business having its authorization to do business denied, suspended, revoked or restricted?	☐ YES ☐ NO

(d) entered an order against you in connection with an investment-related activity?	☐ YES ☐ NO

(e) denied, suspended or revoked your registration or license or otherwise, by order, prevented you from associating with an investment-related business or restricted your activities?	☐ YES ☐ NO

(7) Has any self-regulatory organization or commodities exchange ever:

(a) found you to have made a false statement or omission?	☐ YES ☐ NO

(b) found you to have been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the U.S. Securities and Exchange Commission)?	☐ YES ☐ NO

(c) found you to have been the cause of an investment- related business having its authorization to do business denied, suspended, revoked or restricted?	☐ YES ☐ NO

(d) disciplined you by expelling or suspending you from membership, barring or suspending your association with its members, or restricting your activities?	☐ YES ☐ NO

(8) Has your authorization to act as an attorney, accountant or federal contractor ever been revoked or suspended?	☐ YES ☐ NO

(9) Have you been notified, in writing, that you are now the subject of any:

(a) regulatory complaint or proceeding that could result in a “yes” answer to any part of 5, 6 or 7?	☐ YES ☐ NO

(b) Investigation that could result in a “yes” answer to any part of 1, 2, 3 or 4?	☐ YES ☐ NO

Civil Judicial Actions

(10) Has any domestic or foreign court ever:

(a) enjoined you in connection with any investment-related activity?	☐ YES ☐ NO

(b) found that you were involved in a violation of any investment-related statute(s) or regulation(s)?	☐ YES ☐ NO

(c) dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?	☐ YES ☐ NO

(11) Are you named in any pending investment-related civil action that could result in a “yes” answer to any part of 10? Customer Complaints	☐ YES ☐ NO

(12) Have you ever been named as a respondent/defendant in an investment-related, consumer-initiated arbitration or civil litigation which alleged that you were involved in one or more sales practice violations and which:

(a) is still pending; or	☐ YES ☐ NO

(b) resulted in an arbitration award or civil judgment against you, regardless of amount; or	☐ YES ☐ NO

(c) was settled for an amount of $10,000 or more?	☐ YES ☐ NO

(13) Have you ever been the subject of an investment related, consumer-initiated complaint, not otherwise reported under question 12 above, which alleged that you were involved in one or more sales practice violations, and which complaint was settled for an amount of $10,000 or more?

☐ YES ☐ NO

(14) Within the past twenty-four (24) months, have you been the subject of an investment-related, consumer-initiated, written complaint, not otherwise reported under question 12 or 13 above, which:

(a) alleged that you were involved in one or more sales practice violations and contained a claim for compensatory damages of $5,000 or more (if no damage amount is alleged, the complaint must be reported unless the firm has made a good faith determination that the damages from the alleged conduct would be less than $5,000), or;

☐ YES ☐ NO

(b) alleged that you were involved in forgery, theft, misappropriation or conversion of funds or securities?	☐ YES ☐ NO

Terminations

(15) Have you ever voluntarily resigned, been discharged or permitted to resign after allegations were made that accused you of:

(a) violating investment-related statutes, regulations, rules or industry standards of conduct?	☐ YES ☐ NO

(b) fraud or the wrongful taking of property?	☐ YES ☐ NO

(c) failure to supervise in connection with investment- related statutes, regulations, rules or industry standards of conduct?	☐ YES ☐ NO

Financial

(16) Within the past 10 years:

(a) have you made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?	☐ YES ☐ NO

(b) based upon events that occurred while you exercised control over it, has an organization made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?

☐ YES ☐ NO

(c) based upon events that occurred while you exercised control over it, has a broker or dealer been the subject of an involuntary bankruptcy petition, or had a trustee appointed, or had a direct payment procedure initiated under the Securities Investor Protection Act?

☐ YES ☐ NO

(17) Has a bonding company ever denied, paid out on or revoked a bond for you?	☐ YES ☐ NO

(18) Do you have any unsatisfied judgments or liens against you?	☐ YES ☐ NO

I certify and acknowledge that the above statements are true and correct tithe best of my knowledge and agree to immediately notify ARGA if such information becomes inaccurate in any way.

Employee Name:
Date:

Name: Neda Clark, Chief Compliance Officer
Date:

Reporting Forms

Exhibit A.                                       Outside Business Activity Forms

A1.     Outside Business Activity Initial Reporting Form

A2.     Annual Outside Business Activity/Insider Disclosure Reporting Form

A3.     Outside Business Activity Approval Request

Exhibit B.                                       Employee Complaint Form

Exhibit C.                                       Political Contribution Reporting Forms

C1.     Initial Political Contribution Reporting Form

C2.     Quarterly Political Contribution Reporting Form

C3.     Political Contribution Pre-Clearance Form

Exhibit D.                                       Personal Accounts/Securities Transactions Reporting Forms

D1.     Initial Personal Accounts Holdings Report

D2.     Annual Personal Accounts Holdings Report

D3.     Private Placement Participation Approval Request Form

D4.     Initial Public Offering Participation Approval Request Form

D5.     Quarterly Transaction Report

D6.     Personal Securities Trading Authorization Pre-Clearance Form

ARGA Investment Management, LP
Code of Conduct

Revised: December 2019

For Internal Use Only

Contents
PURPOSE	2
Adhering to and Promoting Compliance with the Law	2
PERSONAL INVESTMENTS	2
Monitoring Personal Investment Activity	3
ACCOUNTING POLICIES	3
REPORTING SUSPECTED ILLEGAL OR IMPROPER ACTIVITIES	3
MISAPPROPRIATION OF ARGA PROPERTY AND OPPORTUNITIES	3
CONFLICTS OF INTEREST	3
Contracts	4
Outside Business Activities	4
DUTY OF CONFIDENTIALITY	4
Scope	4
Duty to Protect the Security of Confidential Information	4
Disclosure to Other Employees	5
Disclosure to Outside Counsel	5
Disclosure to State or Federal Regulators	5
Disclosure to Members of the Press	5
USE OF ARGA PROPERTY	5
BUSINESS EXPENSES	5
GIFTS	6
BRIBES AND PREFERENTIAL TREATMENT	6
SERVICE TO AND REGARD FOR OTHERS	6
CONTROLLED SUBSTANCES	6
RECORDING OF MEETINGS AND CONFERENCES	7
SOLICITATIONS	7
VIOLATIONS	7
ANNUAL ACKNOWLEDGMENT	7
CODE OF CONDUCT—ANNUAL ACKNOWLEDGMENT	8

1

Purpose

ARGA Investment Management, LP (“ARGA” or the “firm”) has adopted this Code of Conduct (“Code”) which defines standards to which all employees are expected to adhere during the course of their employment with, and when conducting business on behalf of, ARGA.

A basic tenet of all ARGA policies is that the interests of clients must always be placed first. Consistent with ARGA’s fiduciary responsibilities, personal honesty and integrity must be exercised, encouraged and reinforced throughout all levels of ARGA and with respect to all ARGA-related activities, even those that may not be explicitly addressed in this Code or in any other ARGA policy. It is essential that every employee understand the importance of full disclosure and complete candor when communicating with senior management, the Chief Compliance Officer, and independent auditors on all matters arising in the normal course of business. Concealment of any pertinent information, for whatever reason, will not be tolerated.

Importantly, all errors and irregularities must be reported to senior management and/or the Chief Compliance Officer immediately upon identification of the error. When ARGA identifies real or potential problems early, it can usually solve them much more easily and with less potential exposure to liability or regulatory action. Anything short of full and prompt disclosure of matters that might adversely affect ARGA or impact clients will be deemed a violation of ARGA’s Code of Conduct and subject an employee to disciplinary action up to, and including, termination of employment.

Adhering to and Promoting Compliance with the Law

Employees are required to act in a lawful manner with respect to all ARGA-related matters. In particular, every employee must comply with all federal, state and local laws and regulations that apply specifically to our particular business, as well as with all current and future ARGA policies, and with the generally accepted standards of integrity and honesty that apply to our industry. Employees are expected to consult with the Chief Compliance Officer to seek assistance in understanding and complying with any law or ARGA policy they believe appears unclear. The provisions set forth below highlight some of the matters that require particular attention. Some provisions are discussed in more detail in ARGA’s Code of Ethics and ARGA’s Compliance Manual.

No code of conduct can anticipate every potential conflict or problem that an employee may face during the course of employment. This Code is meant to serve as a guide to proper behavior and help establish a basis for using good judgment and great care in complying with the spirit of the law and basic standards of ethical conduct. ARGA has detailed practices and policies on specific issues discussed in this Code. To ensure adherence, it is every employee’s responsibility to review all these practices and policies on an annual basis or sooner, if advised of any changes/updates.

Personal Investments

All employees must comply with ARGA’s separate Code of Ethics governing transactions in personal investment activities as required by Rule 204A-1 of the Investment Adviser Act of 1940. Strict compliance with the procedures adopted under this Rule governing personal investment activities, among others, is mandatory for all employees.

Generally, employees may invest in stock and other securities with the written pre-approval of the Chief Compliance Officer and other members of senior management. Such investments, however, are subject to a number of requirements and prohibitions which are discussed more fully in ARGA’s Code of Ethics, including measures to ensure employee personal transactions do not preempt or harm client interests in any way.

2

Monitoring Personal Investment Activity

ARGA monitors employees’ personal investment activity and reserves the right, in its sole discretion, to take any disciplinary action it deems appropriate, up to and including termination of employment, against any employee whose personal investment activity ARGA deems improper. Employees are warned that ARGA’s failure to take any specific remedial action with respect to any of their personal investment activities does not constitute an assessment or assurance by ARGA that the activity is proper or would be deemed as such by any regulatory agency or government official.

See ARGA’s Code of Ethics for a detailed discussion of ARGA’s policies on personal securities transactions.

Accounting Policies

All employees must comply with ARGA’s accounting rules and internal controls. Accounting records must be complete, accurate and in reasonable detail. All underlying transactions must be authorized by the appropriate management personnel and recorded on a timely basis. No revenues, expenses, assets, or liabilities that are not fully recorded on ARGA’s books are permitted.

All employees must cooperate with management’s efforts to assure that ARGA will be in compliance at all times with the accounting rules and requirements of the various regulatory agencies to which it is subject, and all financial information will be maintained in accordance with generally accepted accounting principles.

Reporting Suspected Illegal or Improper Activities

Any employee who has personal knowledge of any questionable or possibly illegal activity that could affect ARGA must promptly report such activity to the Chief Compliance Officer or senior management. Concerns relating to possible improper accounting and auditing activities and related regulatory violations, for example, should be reported immediately.

Employees are required to make all complaints honestly and in good faith. ARGA encourages all employees to cooperate fully with any investigation of complaints or suspected regulatory violations that may be conducted by or with respect to ARGA and expects employees to treat as highly confidential all information relating to such investigations. Further, no employee may discriminate against, harass or retaliate against any other employee for having filed a complaint in good faith.

Misappropriation of ARGA Property and Opportunities

The requirement that employees act in a lawful and honest manner also governs the way in which employees conduct themselves with respect to the opportunities, property and information to which they may have access in the course of their employment. Employees are prohibited from misappropriating ARGA property and opportunities, and must inform the Chief Compliance Officer when ARGA’s rights with respect to such property or opportunities may be at risk.

Conflicts of Interest

Employees may not act on behalf of ARGA in any transaction involving other persons or organizations with whom they have any financial or any other connection without prior approval of the Chief Compliance Officer. It will be the continuing responsibility of each employee to avoid participation in such situations or, if avoidance is not possible, to deal with any conflict in a fair and ethical manner. If an employee’s personal interests might affect his/her ability to represent ARGA in an unbiased “arms-length” transaction, that employee should remove himself/herself from the transaction.

3

Contracts

Contracts must be awarded and commitments must be made to suppliers without favoritism and strictly on the basis of what will provide the greatest benefit to ARGA. Contracts may be entered into on behalf of ARGA only by persons who have specific authority to do so and only after the contracts have been reviewed/approved by senior management, including the Chief Compliance Officer.

Outside Business Activities

Generally, employees may not engage in outside business activities without the prior written approval of the Chief Compliance Officer (nature of the position, name of the employer, compensation and expected hours of work must be disclosed). Outside employment must not interfere with an employee’s duties at ARGA as every employee is expected to devote full-time to ARGA business during their hours of employment and may not conduct business relating to such outside business activity during working hours or on ARGA’s premises.

All employees are required to complete ARGA’s Outside Business Activity Reporting Form initially upon hire, and thereafter as circumstances change and dictate or as requested by ARGA’s Chief Compliance Officer.

Approval of outside business activities may be denied if a conflict of interest exists or may arise with an employee’s duties to ARGA.

Please see ARGA’s Code of Ethics for a more detailed description of ARGA’s policy with respect to Outside Business Activities.

Duty of Confidentiality

Scope

Confidentiality is a fundamental principle of ARGA’s business. Employees must take great care to protect the confidentiality of all information regarding ARGA’s operations, all records relating to ARGA’s business, all records relating to the funds and accounts for which ARGA serves as an investment advisor, and all records relating to ARGA’s clients and investors. All such information is considered ARGA’s proprietary business records and may not be disclosed, duplicated or copied for use by third persons outside ARGA, except for proper business and regulatory purposes and unless employees are certain that the person receiving the information is authorized to receive it. The Chief Compliance Officer must be consulted if there is any uncertainty as to whether certain information may be disclosed or not disclosed.

This duty of confidentiality extends, but is not limited, to:

•                  Any communication about activity in ARGA’s funds or accounts for which ARGA serves as investment advisor,

•                  Any information about ARGA’s investors to persons outside ARGA, including discussions with friends and family, and

•                  Any information about ARGA’s business activities and records including ARGA’s books, records, business plans and data about its activities, finances, clients and employees.

The confidential treatment of ARGA’s proprietary information must be maintained upon termination of employment at ARGA.

Duty to Protect the Security of Confidential Information

Employees are expected to take great care to protect the security of any materials (hard copy, electronic or any other form) that contain confidential or proprietary information. Lost, misplaced and/or stolen

4

materials must be immediately reported to the Chief Compliance and all reasonable steps taken to recover them and/or minimize the impact of the loss/theft.

Measures to protect the security of ARGA data, in general, and confidential information, in particular, are addressed in greater detail in ARGA’s Written Information Security Program (“WISP”) and ARGA’s Cybersecurity Policy.

Disclosure to Other Employees

During the course of employment, some employees may have access to sensitive or confidential information. Employees must refrain from disclosing any such information to anyone, including other ARGA employees who are not authorized or required to have access to such information.

Disclosure to Outside Counsel

Occasions may arise where ARGA’s attorneys (internal or external) will require employees’ assistance or participation in handling legal matters on ARGA’s behalf. All such conversations, as well as all documents, emails and other materials related to any legal matter, are confidential and proprietary and must not be disclosed to anyone without specific authorization from the attorney(s) involved.

Disclosure to State or Federal Regulators

ARGA employees may be contacted by state or federal regulators or other federal or state regulations. In the event an employee is contacted by a state or federal regulator (either in person, by telephone, email or letter), the employee should not respond to any of the regulator’s questions, unless required to do so by law, and should refer the regulator to the Chief Compliance Officer. The employee should then immediately notify the Chief Compliance Officer, who may consult with ARGA’s external legal counsel or external compliance consultants, prior to responding to any inquiries.

Disclosure to Members of the Press

ARGA employees may be contacted by members of the press for their comment or opinion on industry and/or investment management related issues.

•                  Only A. Rama Krishna, ARGA’s Chief Investment Officer, is authorized to speak to the media.

•                  No other employee is authorized to speak to the press or any media representative on any matter.

•                  Moreover, even if a journalist should request an “off the record” comment, it is ARGA’s position that “off the record” is a fiction and that such assurances of non-publication are not an exception to providing comments and opinions to the press.

•                  In the event an employee is contacted by a member of the media or press (either in person, by telephone, email or letter) for a quotation or opinion, the employee should answer “no comment” to any questions and refer the correspondent to the Chief Investment Officer.

Use of ARGA Property

ARGA provides employees access to its premises, property (including records, whether maintained in hardcopy, electronic or any other format), technological systems and equipment to help employees carry out their job-related functions. Employees may not use or permit others to use ARGA property in any way that facilitates the violation of any federal, state or local law or the violation of any ARGA policy. Unauthorized removal and destruction or damage to ARGA property and the property of other ARGA employees is strictly prohibited.

Business Expenses

Employees are expected to report and document, honestly and accurately, all requests for reimbursement of business expenses which have been properly incurred while conducting business on behalf of ARGA and for reimbursement from petty cash for any such expenses. Submitting requests for reimbursement of expenses which were not incurred in fact, or which were not properly incurred while conducting business

5

on behalf of ARGA, may subject an employee to disciplinary action, including termination of employment.

Employees must also ensure timely submission of business expenses.

Gifts

In order to avoid a conflict of interest or the appearance of impropriety, employees and members of their immediate family (including, but not limited to, spouses, children, parents and siblings, as well as spouse’s parents siblings) may not solicit or accept any inducements, valuable consideration or gifts of significant value (greater than one hundred dollars) from or to clients or others doing business with ARGA. Generally, all gifts must be reported to and approved by the Chief Compliance Officer. Conversely, employees are always required to use careful judgment and good taste when presenting any gift on behalf of ARGA, whether or not prior approval is required.

ARGA has established detailed policies and procedures regarding the receipt and acceptance of gifts. Please refer to ARGA’s Code of Ethics.

Bribes and Preferential Treatment

Employees may not accept, offer or give any bribes, kickbacks or preferential treatment in the course business-related dealings with any person or organization for any reason whatsoever. Employees who are the subject of an attempted bribe, kickback, or preferential treatment arrangement must immediately report such activity to the Chief Compliance Officer.

Service to and Regard for Others

Employees should bear in mind that ARGA is a service organization. The actions of each employee have an effect on the service we provide and on ARGA’s reputation. Employees are expected to treat each other, third party service providers and clients with respect and consideration. ARGA demands courteous and exemplary service to its clients and third-party service providers at all times.

Controlled Substances

A workplace free of such substances is vital to our business, the health and productivity of our employees, and the quality of our services. The use of controlled substances in the workplace or during business-related activities is inconsistent with the behavior expected of employees, constitutes a violation of this Code and may violate federal and state laws.

The sale, distribution, possession or use of controlled substances on ARGA’s premises or while engaged in ARGA-related activities is strictly prohibited, unless otherwise approved by management (as in the case of alcohol during a social event). Being under the influence of illegal drugs, alcohol or other controlled substances while performing ARGA business or while in an ARGA facility or vehicle, is also strictly prohibited, as such conduct may affect job performance, the safety of coworkers or the general public, and the safe and efficient operation of our business. ARGA cannot accept responsibility for the actions of any employee who is under the influence of any controlled substances.

Any employee who is observed or suspected to be under the influence of controlled substances or to have a substance abuse problem should be reported to Chief Compliance Officer. Such employee may be required to submit to an immediate drug/alcohol screening test. Refusal to submit to a drug/alcohol screening test when requested may result in disciplinary action, up to and including termination of employment.

6

Recording of Meetings and Conferences

Business-related meetings including, but not limited to, formal and informal meetings, conferences, conversations and discussions, whether in-person, over the telephone, by video-conference or otherwise, are essential to the efficient and successful operation of ARGA’s business. Participants in such meetings must be able to share information and opinions freely and frankly, without concern that sensitive or confidential information may be improperly disclosed. The guidelines regarding the use of confidential information outlined above extend to sensitive matters discussed or noted during such meetings.

The electronic recording of any business-related meeting without the prior the written permission of the Chief Compliance Officer is strictly prohibited. This prohibition of unauthorized recordings extends to any form of electronic recordings such as audio and/or video recordings. Additionally, employees may not permit, encourage or help individuals who are not parties to a business-related meeting to hear, view or otherwise partake in that meeting without first disclosing their presence to all other participants. If an employee has reason to believe that any or all of the other participants may not be aware that another individual is listening and/or observing the meeting, the employee must immediately disclose that individual’s identity to all the other participants.

Solicitations

Employees may not engage in solicitation for any entity, interest or cause (e.g., charitable, for-profit, religious, or political) on ARGA’s premises. This policy applies to all forms of solicitations including, but not limited to, in-person solicitations and those conducted through ARGA’s e-mail, telephone and voicemail systems.

Violations

Any employee who compromises or violates any of the laws to which ARGA is subject, or any of the provisions of this Code or any other ARGA policy, will be subject to disciplinary action, up to and including termination of employment, at ARGA’s sole discretion. Such employee may also be subject to criminal or civil proceedings under applicable law(s).

Annual Acknowledgment

All employees are required to certify, annually and in writing, that they have received, read and understood all the provisions of this Code, recognize that they are subject to the Code and will abide by all its provisions.

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Code of Conduct—Annual Acknowledgment

In accordance with the requirements of the Code of Conduct of ARGA Investment Management, LP dated December 2019, I hereby certify that as a condition of my employment:

1)        I have received, read and understood ARGA’s Code of Conduct;

2)        I agree to abide by ARGA’s Code of Conduct as a condition of my employment at ARGA.

Signature:

Name:

Date:

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